UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2005

JAMESON INNS, INC.

(Exact name of registrant as specified in its charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-23256	58-2079583
(Commission File Number)	(IRS Employer Identification No.)

8 Perimeter Center East, Suite 8050, Atlanta, Georgia	30346
(Address of principal executive offices)	(Zip Code)

(770) 481-0305

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

(a) W. David Vining Employment Agreement

On August 12, 2005, Kitchin Hospitality, LLC (“KH”), a wholly-owned subsidiary of Jameson Inns, Inc. (the “Company”), entered into an employment agreement with W. David Vining, the current Vice President-Marketing of KH (“Vining”).

The agreement may be terminated at will by Vining or by KH, subject to early termination provisions which may require KH to pay certain benefits described below. Vining is eligible under the employment agreement to participate in incentive, profit sharing, savings, retirement and welfare benefit plans, and is entitled to expense reimbursement and other fringe benefits.

If Vining’s employment is terminated by KH without cause or by him for good reason, Vining will be entitled to receive payment on a monthly basis for a twelve-month period in an amount equal to one-twelfth of his annual base salary then in effect (currently $130,000), and one-twelfth of the average of his annual bonuses for the two preceding fiscal years. In addition, upon termination as described above, Vining will be entitled to (a) the vesting of all restricted stock and options to purchase Company common stock; (b) certain welfare benefits for 12 months; and (c) any other benefits he is entitled to be paid, provided or is otherwise eligible to receive under any plan, program, policy, contract or agreement.

The employment agreement provides that in the event the severance payments and other compensation provided for under the agreement become subject to the excess parachute payment excise tax under the Internal Revenue Code of 1986, as amended, KH will pay to Vining an additional amount such that the net amount retained by him after deduction of the excise tax and any federal, state or local taxes will equal the total benefits or amounts he would otherwise be entitled to under the employment agreement. The employment agreement also provides that KH will require any successor to all or substantially all of its business and/or assets to assume and perform the employment agreement in the same manner that KH would be required to perform.

The employment agreement provides that KH will indemnify Vining in the event he was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of KH, arising out of the performance of his duties or by reason of the fact that he is or was an officer, employee or agent of KH if he acted in good faith and in a manner he reasonably believed to be in KH’s best interests, and with respect to criminal proceedings, had no reasonable cause to believe his conduct was unlawful.

(b) Martin D. Brew Transition Agreement

On August 16, 2005, the Company entered into a Transition Agreement with Martin D. Brew (“Brew”), the Company’s Treasurer and Chief Accounting Officer. The Company and Brew have mutually agreed that Executive will continue in his current position through April 1, 2006, at which time his employment with the Company will terminate and he will begin a one-year consulting arrangement with the Company.

During the period of his employment, Brew will lead the internal Company project to bring it into compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “SOX Project”). Effective June 1, 2005, Brew’s annual base salary was increased to $150,000. He will also be entitled to receive a cash bonus based upon the results of the SOX Project as reflected in the Annual Report on Form 10-K filed by the Company with the SEC for the year ended December 31, 2005 (the “2005 10-K”), as follows:

a. If the management assessment reported in the 2005 10-K does not contain a disclosure of any material weaknesses, and the registered public accounting firm’s attestation report delivered in connection with its review of management’s assessment of the Company’s internal control over financial reporting confirms such assessment, Brew will be entitled to receive a bonus of $50,000; or

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b. If the management assessment is reported in the 2005 10-K and the Company’s registered public accounting firm does provide an attestation report sufficient to allow the filing of the 2005 10-K on a timely basis (including any automatic extension permitted by Rule 12b-25) notwithstanding the reporting of one or more material weaknesses, Brew will be entitled to receive a bonus of $35,000 if the Chief Executive Officer or the President makes a determination that Executive has performed his duties and responsibilities relating to the SOX Project in an adequate and competent manner.

During the period of one year from April 2, 2006 to April 1, 2007, Brew, as consultant to the Company, will (i) review and evaluate the test results of the financial reporting cycle consisting of the closing of the financial records and reporting process for the first quarter of 2006, which is scheduled to be completed by the end of April of 2006, (ii) work with management on the 2006 management letter from the Company’s registered public accounting firm and its related impact on the Company’s disclosures in its 10-K report for 2006, (iii) attend audit committee meetings at which the 2006 financial statements, audit of those financial statements and assessment of the Company’s internal control over financial accounting are discussed, (iv) review and provide management input on the Company’s filings with the SEC, and (v) be available for discussion and consultation with the Chief Executive Officer, President and Board members on significant topics and matters affecting the Company.

The Company will pay Brew a consulting fee equal to $150,000 per year during the Consulting Period. The Company will also provide COBRA benefits and pay for out-of-pocket expenses in providing consultation.

Pursuant to the terms of the Transition Agreement, Brew was granted a non-qualified option under the Company’s 2003 Stock Incentive Plan (the “Plan”) to purchase up to 75,000 shares of the Company’s common stock. The option will become exercisable at the time of the expiration of Brew’s currently held options by reason of the termination of his employment with the Company subject to certain conditions. The number of shares for which the new option is exercisable will be reduced on a share for share basis to the extent that Brew exercises any of his currently held options prior to their expiration. The option price for 50,000 of the shares covered by the option will be $2.90 per share (subject to the adjustments provided for in the Plan or in the form of option agreement entered into with Brew) and the option price for the remaining 25,000 shares shall be $3.30 per share, subject to adjustment. The option shall expire on the fifth anniversary of the commencement of Brew’s position as a consultant with the Company.

Brew will be entitled to the benefit of the indemnification provisions in his current employment agreement during the consulting period.

(c) Acceleration of Options Vesting Periods

On August 17, 2005, the Compensation Committee of the Board of Directors, the Stock Plan Committee of the Jameson 2003 Stock Incentive Plan and the Special Stock Plan Committee of the Jameson 1993 Stock Incentive Plan approved the acceleration of the vesting of all of the Company’s outstanding unvested stock options awarded to officers and employees under these plans. Each of these options had exercise prices greater than the closing price at August 17, 2005 of $2.19. As a result of the acceleration, a total of 488,960 options, or 56.7% of the total outstanding options, which otherwise would have vested between August 2005 and June 2009 became immediately exercisable.

The committees’ decisions to accelerate the vesting of these options were in response to the issuance by the Financial Accounting Standards Board of Statement of Financial Accounting Standard No. 123(R) (“FASB No. 123R”), “Share-Based Payment.” By accelerating the vesting of these options, the Company will not be required to recognize any compensation expense in the current year or in future periods associated with these options.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON INNS, INC.

Dated as of August 18, 2005

	By:	Craig R. Kitchin

/s/ Craig R. Kitchin
President & Chief Financial Officer

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